UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 27, 2006

Philadelphia Consolidated Holding Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	0-22280	23-2202671
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Bala Plaza, Suite 100, Bala Cynwyd, Pennsylvania		19004
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610-617-7900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.02 Termination of a Material Definitive Agreement.

Two of the Company's insurance subsidiaries, Philadelphia Indemnity Insurance Company and Philadelphia Insurance Company (the "Company") have entered into a Reinsurance Commutation and Release Agreement with respect to their 2004 Whole Account Net Quota Share Reinsurance Contract with Swiss Reinsurance America Corporation and Federal Insurance Company, through Chubb Re, Inc. Under the terms of the original agreement, the Company ceded 10% of its commercial and specialty lines net written premiums and loss and loss adjustment expenses for policies effective January 1, 2004 through December 31, 2004. Additionally, the terms of the original agreement allowed the Company to elect commutation at any time, provided the Funds Held Payable to Reinsurers Liability account balance was positive. In accordance with this provision of the original agreement, the Company commuted the agreement effective January 1, 2006. The commutation was agreed to by both Swiss Reinsurance America Corporation and Federal Insurance Company, through Chubb Re, Inc., on January 27, 2006. As a result of this commutation, effective January 1, 2006, the Company reduced its Funds Held Payable to Reinsurer liability by approximately $38.9 million, offset by an increase to its net Unpaid Loss and Loss Adjustment Expenses by $31.8 million, an increase to its net Unearned Premiums by approximately $0.2 million and a reduction to its previously recorded profit commission receivable by approximately $6.9 million.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Philadelphia Consolidated Holding Corp.

February 2, 2006	By:	Craig P. Keller

Name: Craig P. Keller
Title: Executive Vice President, Secretary, Treasurer and Chief Financial Officer